ADDENDUM TO MANAGEMENT AGREEMENT

      Addendum dated November 28, 2007 to the Management Agreement (the "Agreement") between Profit Funds Investment Trust (the "Trust"), on behalf of The Profit Fund (the "Fund"), and Profit Investment Management (the "Adviser").

                                    RECITALS

      A. The Agreement authorizes the payment of a monthly advisory fee equal to an annual rate of 1.25% of the Fund's average daily net assets.

      B. The Fund is responsible, pursuant to the Agreement, for paying the operational expanses of the Fund.

      C. The Adviser desires to waive its fee and to reimburse the Fund's expenses, and the Trust has agreed to accept such waiver and reimbursement.

      NOW THEREFORE, it is agreed that:

      1. Effective immediately and through February 1, 2009, the Adviser shall waive advisory fees and reimburse the Fund for the Fund's expenses, excluding brokerage fees and commissions, taxes, borrowing costs (such as (a) interest and (b) dividend expense on securities sold short) and such extraordinary or non-recurring expenses as may arise, including litigation to which the Fund may be a party and indemnification of the Trust's trustees and officers with respect thereto, in order to maintain total Fund operating expenses at 1.75% of its average daily net assets.

      2. The Agreement is unchanged in all other respects.

      IN WITNESS WHEREOF, the parties have caused this Addendum to be signed by their officers designated below, all as of the date first written above.

                                                   PROFIT INVESTMENT MANAGEMENT


                                                   By:    /s/ Eugene A. Profit
                                                          ----------------------
                                                   Title: President
                                                          ----------------------

                                                   ACCEPTED BY:
                                                   ------------

                                                   PROFIT FUNDS INVESTMENT TRUST


                                                   By:    /s/ Eugene A. Profit
                                                          ----------------------
                                                   Title: President
                                                          ----------------------